Exhibit 10.1

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 17, 2014 among GGI INC., a Delaware corporation and a majority owned subsidiary of INVESTVIEW, INC., a Nevada corporation (“Buyer”), GATE GLOBAL IMPACT inc ., a Delaware corporation (the “Seller”).

WHEREAS, the Seller is engaged in the business of developing and operating an electronic marketplace to facilitate impact investing through its GATEway Platform (the “Business”); and

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase and acquire all of the Assets (as hereinafter defined) including, without limitation, all intellectual property and contractual rights and the other assets designated in this Agreement and utilized in the Seller’s Business;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereto hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF ASSETS

1.1. PURCHASE AND SALE OF ASSETS. In accordance with the provisions of this Agreement, the Seller hereby sells, transfers, assigns and delivers free from all liens, charges and encumbrances to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, the right, title and interest in and to all of the properties and assets of the Seller (the “Assets”), including, without limitation, the assets set forth on Schedule 1.1, and the following assets:

(a)	the domain names listed on Schedule 1.1(a) and names and addresses of all registered users of such domain names and together with any other historical data owned or in the possession of the Seller, whether containing information concerning visitors to the domain names or otherwise, and all records relating thereto, and all records with respect to website development, content development, product development, costs, and all procedures, research and development files, data and other records listed; and

(b)	all equipment and tangible personal property owned or leased by the Seller including, without limitation, equipment and tangible personal property, laboratory equipment, office equipment, telephones, facsimile machines, desks, tables, chairs and file cabinets (all of the foregoing collectively, the “Equipment”);

(c)	the unused brochures, literature, advertising, catalogues, photographs, display materials, media materials, packaging materials and other similar items which have been produced by or for the Seller;

(d)	all contracts, agreements, arrangements, instruments and documents of the Seller relating to the Business entered into or issued prior to the date hereof set forth on Schedule 1.1(d) (together with the leases and subleases, the “Assumed Contracts”);

(e)	such manufacturers’ guarantees and warranties, if any, relating to the Equipment as may be in force at the Closing Date insofar as the same are capable of assignment and the benefit of any claims against such manufacturers relating to the Equipment (including without limitation any claim for breach of the manufactures’ guarantees and warranties);

(f)	all computer software used by Seller;

(g)	the photographs, display materials, media materials, packaging materials, business plans, presentations, and other similar items which have been produced by or for the Seller;

(h)	the goodwill of the Seller in connection with the Business and the exclusive right to represent itself as carrying on the Business in succession to Seller (the “Goodwill”); and

(i)	all other assets (i.e., other than as described in paragraphs (a) - (h) above) and properties of every nature whatsoever, without limitation, whether tangible and intangible, and wherever located of the Seller.

1.2. EXCLUDED LIABILITIES.

(a)            It is expressly agreed and understood that the Buyer shall not assume any liabilities. Without limitation of the foregoing, Buyer is not assuming any: (i) claims of patent infringement existing prior to and as of the date hereof (ii) liability for any Taxes (as defined herein), (iii) Employee Plans (as defined herein), (iv) liabilities or obligations incurred on behalf or owed to any employees of Seller, (v) liabilities or obligations of Seller for indebtedness to any of its shareholders or other equity owners or to any person associated therewith, (vi) except as otherwise specifically provided herein, liabilities or obligations of Seller for expenses with respect to this Agreement or any of the transactions contemplated hereunder including, without limitation, legal and accounting fees, (vii) liabilities or obligations incurred by Seller which violate or breach any representation, warranty, covenant or agreement of Seller included herein or made in connection herewith (viii) liabilities or obligations with respect to any and all outstanding accounts payable as of the date hereof (vii) or (ix) any other liabilities or obligations that are not Assumed Contracts (collectively, the liabilities not being assumed by the Buyer are referred to herein as “Excluded Liabilities”). All responsibility with respect to all liabilities of the Seller including, but not limited to, the Excluded Liabilities, shall remain with the Seller.

(b)            The Buyer shall not assume or be bound by any obligations or liabilities of the Seller or any affiliate of the Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising.

(c)            The Seller shall be solely (as between the Seller and the Buyer) responsible for and pay any and all debts, losses, damages, obligations, liens, assessments, judgments, fines, disposal and other costs and expenses, liabilities and claims, including, without limitation, interest, penalties and fees of counsel and experts, as the same are incurred, of every kind or nature whatsoever(all the foregoing being a “Claim” or the “Claims”), made by or owed to any person to the extent any of the foregoing relates to (i) the assets of the Seller not transferred hereunder, or (ii) the operations and assets of the Business arising in connection with or on the basis of events, acts, omissions, conditions, or any other state of facts occurring or existing prior to or on the date hereof (including, in each case, without limitation, any Claim relating to or associated with tax matters, any failure to comply with applicable law and/or permitting or licensing requirements and personal injury and property damage matters).

(d)            The Buyer shall be solely (as between the Buyer and Seller) responsible for and pay any and all Claims made by or owed to any person to the extent they relate to (i) the Assumed Contracts, or (iii) the operations and assets (including the Assets) of the Buyer’s Business after the date hereof, in each case, to the extent they arise in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing solely after the date hereof (including, in each case, without limitation, any Claim relating to or associated with tax matters, any failure to comply with applicable law and/or permitting or licensing requirements and personal injury and property damage matters).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

1.3. PURCHASE PRICE.

(a) PAYMENT OF CONSIDERATION. The aggregate purchase price payable for the Assets consists of:

(i) an aggregate of $224,540.78 in cash (the “Cash Consideration”) which Seller has directed Buyer to pay to various parties (as fully detailed on Schedule 1.3) directly in connection with Seller’s reduction of debts and liabilities and removal of liens, which would prevent the Closing; and

(ii) 725,000 shares of common stock, $0.001 par value per share, of Investview, Inc. (the “Parent”) held by the Buyer (the “Stock Consideration”), which shall be assigned by Seller to the parties set forth on Schedule 1.3; and

(iii) Buyer shall pay a royalty to the Seller on gross revenues generated by the Buyer through use of the Assets in the amount of ten percent (10.0%) of gross revenues. Royalty payments shall be made on a quarterly basis, within sixty (30) days after the end of each calendar quarter, based upon the gross revenues generated by Buyer during such preceding calendar quarter. Royalties shall be calculated and paid in U.S. dollars. The royalty shall be terminated upon the Buyer paying the Seller Seven Million Five Hundred Thousand Dollars ($7,500,000) under this section of the Agreement. Any tax or charges required to be withheld by Buyer under any laws shall be promptly paid by Buyer for and on behalf of Seller to the appropriate governmental authority, and Buyer shall use its reasonable best efforts to furnish Seller with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority (the “Royalty”, and together with the Cash Consideration and the Stock Consideration, the “Consideration”).

(b) TAXES. The Seller shall pay any and all municipal, county, state and federal sales and documentary transfer taxes, impositions, liens, leases, assessments and similar charges if any, incurred by the Buyer or the Seller in connection with the transaction contemplated by this Agreement. Each party shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to matters within its knowledge required in connection with the payment of any such tax.

1.4. CLOSING. The closing of the transactions contemplated hereunder (the “Closing”) will take place on December 18, 2014 (the “Closing Date”), unless another date is agreed to in writing by the parties. The Closing shall take place at the offices of the Parent, 54 Broad Street, Suite 303, Red Bank, New Jersey 07701, unless another place is agreed to in writing by the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES

As used with respect to the Seller or the Buyer, as the case may be, the term “Material Adverse Effect” or “Material Adverse Change” means (i) any change, event, inaccuracy, violation, circumstance or effect, individually or in the aggregate, that has or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), operations, results of operations, properties or financial condition of the party and its subsidiaries taken as a whole, other than changes or effects (A) caused by changes in general economic or securities markets conditions, (B) that affect the business in which such party and its subsidiaries operate in general and that do not have a materially disproportionate effect on such party and its subsidiaries or (C) resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby (including any security holder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement).

2.1. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as set forth below.

(a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (ii) has all requisite power and authority to (A) own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, (B) to enter into this Agreement, (C) to perform its obligations hereunder and thereunder, and (D) to consummate the transactions contemplated hereby and thereby, and (iii) is duly qualified and in good standing to do business and the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on the Seller. The Seller has delivered to the Buyer true and complete copies of the shareholder agreement as of the date hereof.

(b) AUTHORITY; NO CONSENTS. All necessary approvals and consents have been secured by the Seller in accordance with the Delaware General Corporation Law and the Bylaws of the Seller. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Seller; and this Agreement when executed and delivered by the Seller will be, duly and validly executed and delivered by the Seller; and this Agreement is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, when executed and delivered by the Seller, will be a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and similar laws relating to or affecting the rights of creditors generally. Neither the execution, delivery and performance of this Agreement nor the consummation by the Seller of the transactions contemplated hereby, or thereby nor compliance by the Seller with any provision hereof or thereof will (A) conflict with, (B) result in any violation of, (C) cause default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance on or against any assets, rights or property of the Seller under any term, condition or provision of (x) any instrument, contract or agreement to which the Seller is a party, or by which the Seller or any of its properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Seller or any of its properties, assets or rights or (z) the Seller’s shareholder agreement. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby or thereby, except such consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made are not reasonably likely to result in a Material Adverse Effect or materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement.

4

(c). Intentionally left blank.

(d) ABSENCE OF UNDISCLOSED LIABILITIES. As of the Closing Date (i) the Seller had no liability or obligation of any nature (whether known or unknown, matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or otherwise (“Liability”)) which was not provided for or disclosed as of the Closing Date, and (ii) all liability reserves established by the Seller and set forth thereon were adequate for all such Liabilities at the respective dates thereof.

(e) ABSENCE OF CHANGES. Since inception, , the Seller has been operated in the ordinary course, and there has not been:

(i) any adverse change in the business, assets, properties, Liabilities, operations, results of operations, condition (financial or otherwise), prospects or affairs of the Seller

(ii) any damage, destruction or loss, whether or not covered by insurance, having or which are reasonably likely to result in a Material Adverse Effect;

(iii) any Liability in excess of $25,000 created, assumed, guaranteed or incurred, or any material transaction, contract or commitment entered into, by the Seller, other than the license, sale or transfer of the Seller’s products to customers in the ordinary course of business;

(iv) any payment, discharge or satisfaction of any material Encumbrance or Liability by the Seller or any cancellation by the Seller of any material debts or claims or any amendment, termination or waiver of any rights of material value to the Seller;

(v) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the Seller, or any direct or indirect redemption, purchase or other acquisition of any such shares of the Seller;

(vi) any issuance by the Seller of any of its shares or any debt security;

(vii) any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset (including any Intellectual Property Rights) of the Seller, other than in the ordinary course of business;

(viii) any termination of, or written indication of an intention to terminate or not renew, any material contract, license, commitment or other agreement between the Seller and any other person;

(ix) any material write-down or write-up of the value of any asset of the Seller, or any material write-off of any accounts receivable or notes receivable of the Seller or any portion thereof;

(x) any increase in or modification of compensation payable or to become payable to any officer employee consultant or agent of the Seller, or the entering into of any employment contract with any officer or employee;

(xi) any increase in or modification or acceleration of any benefits payable or to become payable under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement made to, for or with any officer, employee, consultant or agent of the Seller;

(xii) any loan, advance or capital contribution to or investment in any person or the engagement in any transaction with any employee, officer or securityholder of the Seller, other than advances to employees in the ordinary course of business for travel and similar business expenses

(xiii) any change in the accounting methods or practices followed by the Seller or any change in depreciation or amortization policies or rates theretofore adopted;

5

(xiv) any change in the manner in which the Seller extends discounts or credit to customers or otherwise deals with customers;

(xvi) any shareholder agreements;

(xvii) any labor dispute or any union organizing campaign;

(xviii) the commencement of any litigation or other action by or against the Seller or any threat of commencement of any litigation or other action against the Seller; or

(xix) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Seller to take any of the actions specified in items (i) through (xviii) above.

(f) TAX MATTERS. The Seller and each other entity (if any) included in any consolidated or combined tax return in which the Seller has been included (i) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local tax returns and tax reports required to be filed by them through the Closing Date (the “Seller Returns”) with the appropriate governmental agencies in all jurisdictions in which Seller Returns are required to be filed and have timely paid or will timely pay all amounts shown thereon to be due (“Taxes”); (ii) have paid and shall timely pay all Taxes of the Seller required to have been paid by the Seller on or before the Closing Date; and (iii) currently are not the beneficiary of an extension of time within which to file any Tax return or Tax report.

As used in this Agreement, “Tax” means any of the Taxes and “Taxes” means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

(g) TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS. The Seller has good and valid title to all assets, properties and interests in properties, real, personal or mixed, to be transferred pursuant to this Agreement. The assets, properties and interests in properties of the Seller are in good operating condition and repair in all material respects (ordinary wear and tear excepted). The assets, properties and interests in properties of the Seller to be owned, leased or licensed by the Buyer at the Closing Date shall include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all rights, leases, licenses and other agreements necessary to enable the Buyer to carry on the Business of the Seller as presently conducted by the Seller. As used herein, the term “Encumbrances” shall mean and include security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

(h) REAL PROPERTY-OWNED OR LEASED. The Seller does not currently own, nor has it or any of its predecessors ever owned, any real property.

(i) INTELLECTUAL PROPERTY.

(i) The Seller has good and valid title to, and owns free and clear of all Encumbrances, has the exclusive right to use, sell, transfer, market, manufacture, license (or sublicense), deliver and dispose of, and has the right to bring actions for the infringement of, all Intellectual Property Rights (collectively, the “Seller Rights”).

6

(ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Seller Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Seller Right or in any way impair the right of the Seller or the Buyer to use, sell, market, manufacture, license (or sublicense), deliver, dispose of, or to bring any action for the infringement of, any Seller Right or portion thereof.

(iii) There are no royalties, honoraria, fees or other payments payable by the Seller to any person by reason of the ownership, use, license (or sublicense), delivery, sale, or disposition of the Seller Rights, other than sales commissions paid in the ordinary course of business.

(iv) Neither the manufacture, marketing, license (or sublicense), sale, delivery, or use of any product or service currently or proposed to be licensed, sold, manufactured, marketed, delivered or used by the Seller or currently under development by the Seller, violates any license (or sublicense) or agreement of the Seller with any third party or, to the best knowledge of the Seller, infringes any common law or statutory rights of any other party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property Rights and rights of privacy or publicity; nor, to the best knowledge of the Seller, is any third party infringing upon, or violating any license (or sublicense), delivery or agreement with the Seller relating to any Seller Right; and there is no pending or, to the best knowledge of the Seller, threatened claim or litigation contesting the validity, ownership or right to use, manufacture, market, sell, license (or sublicense), deliver or dispose of any Seller Right, nor has the Seller received any notice asserting that any Seller Right or the proposed use, manufacture, marketing, sale, license (or sublicense), delivery or disposition thereof conflicts or will conflict with the rights of any other party. Buyer specifically acknowledges that Seller has not done a patent search with respect to the Intellectual Property Rights.

(v) Other than professionals bound by ethical obligations of their profession not to disclose such information, all current and past officers, employees and consultants of or to the Seller have executed and delivered to and in favor of the Seller an agreement regarding the protection of confidential and proprietary information and the assignment to the Seller of all Intellectual Property Rights arising from the services performed for the Seller by such persons (collectively, the “Confidentiality Agreements”). The Seller has taken and will continue through the Closing Date to take all steps reasonably necessary, appropriate or desirable to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Seller Rights.

(vi) All works that were created, prepared or delivered by consultants, independent contractors or other third parties for or on behalf of Seller (including any materials and elements created, prepared or delivered by such parties in connection therewith) (A) are and shall constitute “works made for hire” specially ordered or commissioned by the Seller within the meaning of United States’ copyright law, or (B) all right, title and interest therein (including any materials and elements created, prepared or delivered by such parties in connection therewith) have been assigned to the Seller.

(vii) No person has any marketing rights to any of the Intellectual Property Rights of the Seller (excluding Intellectual Property Rights licensed to the Seller by third parties).

(viii) Schedule 2.1(i)(viii) of the Seller Disclosure Schedule contains a true and complete list of all (A) of the Seller’s patents, patent applications, patent design ideas, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations and copyright applications and Internet domain names and applications therefor and (B) other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by the Seller to perfect or protect its interest therein.

7

(viii) As used herein, the term “Intellectual Property Rights” shall mean all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations, copyright applications, franchises, licenses, databases, “URL’s” and Internet domain names and applications therefor (and all interest therein), computer programs and other computer software, user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

(j) AGREEMENTS, ETC. The Seller is not a party to any agreement, arrangement or understanding, whether written or oral, formal or informal that has not been disclosed, relating to:

(i) agreements for the development, modification or enhancement of the Seller Rights except for that Technology Development Agreement with Transfer Online which will be assigned to Buyer at no cost;

(ii) any material distributorship, dealer, sales, advertising, agency, manufacturer’s representative, franchise or similar contract or relationship or any other contract relating to the payment of a commission or other fee calculated as or by reference to a percentage of the profits or revenues of the Seller or of any business segment of the Seller;

(iii) any joint venture, partnership or other agreement or arrangement for the sharing of profits;

(iv) any collective bargaining contract or other contract with or commitment to any labor union;

(v) the future purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from the Seller in an amount in excess of $15,000 per annum, which agreement, arrangement or understanding is not terminable on thirty (30) days’ notice without cost or other liability at or at any time after the Closing Date, or in which the Seller has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing or other rights relating to any product, group of products, services, technology, assets or territory;

(vi) any license (whether as licensor or licensee), or sublicense, royalty, permit, or franchise agreement, including, without limitation, any agreement pursuant to which the Seller licenses any Seller Rights to any third party (other than ordinary course licenses to end-users);

(vii) the employment of any officer, employee, consultant or agent or any other type of contract, commitment or understanding with any officer, employee, consultant or agent which (except as otherwise generally provided by applicable law) is not immediately terminable without cost or other liability at or at any time after the Closing Date;

(viii) profit-sharing, bonus, stock option, stock appreciation right, pension, retirement, disability, stock purchase, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former officer, employee, agent or consultant;

(ix) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(x) any agreement, instrument or other arrangement granting or permitting any Encumbrance on any of the properties, assets or rights of the Seller;

(xi) any lease for real property (whether as lessor or lessee) or any other lease or agreement under which the Seller is lessee of or holds or operates any items of tangible personal property owned by any third party;

8

(xii) contract or commitment for charitable contributions;

(xiv) contract or commitment for capital expenditures individually or in the aggregate in excess of $15,000;

(xiii) any agreement or contract with a “disqualified individual” (as defined in Section 280G(c) of the Code), which could result in a disallowance of the deduction for any “excess parachute payment” (as defined in Section 280G(b)(i) of the Code) under Section 280G of the Code as a result of the transactions contemplated hereby;

(xv) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $15,000;

(xvi) agreement which restricts the Seller from engaging in any aspect of its business or competing in any line of business in any geographic area; or

(xvii) any other agreement, contract or commitment which is material to the Seller.

For purposes of this Section 2.1(j), the term “material” shall mean and refer to those agreements, contracts, instruments or arrangements (as applicable) that involve payments or expenditures by or to the Seller, or otherwise have an aggregate value, of at least $15,000. The Seller has furnished to the Buyer true and complete copies of all such agreements or electronic standardized versions of such agreements [other than the lease of office space used by Seller (which will be terminated operation effective as of the Closing Date)] , and (x) each such agreement (A) is the legal, valid and binding obligation of the Seller and, to the best knowledge of the Seller, the legal, valid and binding obligation of each other party thereto, in each case enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and similar laws relating to or affecting the rights of creditors generally (B) is to the best of knowledge of Seller in full force and effect and (y) to the best knowledge of the Seller , the other party or parties thereto is or are not in material default thereunder.

(k) NO DEFAULTS. The Seller has in all material respects performed all the obligations required to be performed by it to date and is not in default or alleged to be in default under (i) its shareholder agreement or (ii) any material agreement, lease, license, contract, commitment, instrument or obligation to which the Seller is a party or by which any of its properties, assets or rights are or may be bound or affected and, to the best knowledge of the Seller, there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default by it of any of the foregoing.

(l) LITIGATION, ETC. There are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending, or to the best knowledge of the Seller, threatened against the Seller, whether at law or in equity, or before or by any Federal, state, local, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality (“Governmental Authority”), (ii) judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Seller or (iii) disputes with customers or vendors. There are no Actions pending or, to the best knowledge of the Seller, threatened, with respect to (A) the current employment by, or association with, the Seller, or future employment by, or association with, the Buyer, of any of the present officers or employees of, or consultants to, the Seller (collectively, the “Designated Persons”) or (B) the use, in connection with any business presently conducted by the Seller or the Buyer, of any information, techniques or processes presently utilized or proposed to be utilized by the Seller, the Buyer or any of the Designated Persons, that the Seller, the Buyer or any of the Designated Persons are or would be prohibited from using as the result of a violation or breach of, or conflict with any agreements or arrangements between any Designated Person and any other person, or any legal considerations applicable to unfair competition, trade secrets or confidential or proprietary information. The Seller has delivered to the Buyer all material documents and correspondence relating to such matters.

9

(m) ACCOUNTS AND NOTES RECEIVABLE. The Seller does not have any accounts receivables and notes receivable as of the Closing Date.

(n) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. The Seller has complied and is presently in compliance in all material respects with all Federal, state, local or foreign laws, ordinances, regulations and orders applicable to it or its business (including, without limitation, laws, ordinances, regulations and orders applicable to labor, employment and employment practices, terms and conditions of employment and wages and hours). .

(o) ENVIRONMENTAL MATTERS. The Seller is in compliance with all federal, state, local and foreign laws, common law, rules, codes, administrative orders and regulations relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws, common law, rules, codes, administrative orders and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”) and, to the best knowledge of the Seller, there are no events or circumstances that could form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Seller relating to any Hazardous Materials or the violation of any Environmental Law.

(p) LABOR RELATIONS; EMPLOYEES. The Seller employs no employees.

(q) EMPLOYEE BENEFIT PLANS AND CONTRACTS. The Seller does not have any employee benefit plans.

(s) INSURANCE. All policies of liability, theft, fidelity, fire, product liability, errors and omissions, workmen’s compensation, indemnification of officers and other forms of insurance held by the Seller (specifying the insurer, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) and a history of all claims made by the Seller thereunder and the status thereof are in full force and effect and all premiums with respect thereto are currently paid. The Seller has not, since its inception, been denied or had revoked or rescinded any policy of insurance.

(t) BANK ACCOUNTS; POWERS OF ATTORNEY. All bank accounts and safe deposit boxes of the Seller and all persons who are signatories thereunder or who have access thereto and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Seller and a summary of the terms thereof have been provided to Buyer.

(u) BROKERS. The Seller has not, nor have any of its officers, securityholders or employees, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

(v) RELATED TRANSACTIONS. No current or former officer or securityholder of the Seller that is an affiliate of the Seller or any associate (as defined in the rules promulgated under the Exchange Act) thereof, is now, or has been since the inception of the Seller, a party to any transaction with the Seller (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, any such officer or affiliated security holder of the Seller or associate thereof), or the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present or potential competitor, supplier or customer of the Seller (other than non-affiliated holdings in publicly-held companies), nor does any such person receive income from any source other than the Seller which relates to the business of, or should properly accrue to, the Seller.

(w) MINUTE BOOKS. The minute book has been provided by the Seller to the Buyer.

(x) OTHER NAMES. The business conducted by the Seller prior to the date hereof has not been conducted under any corporate, trade or fictitious name.

(y) VOTE REQUIRED. The affirmative vote of all of the outstanding shares of the Seller approving this Agreement is the only vote of the holders of any class or series of the Seller’s equity interests necessary to approve this Agreement and the transactions contemplated hereby and thereby.

10

(bb) DISCLOSURE. Neither Section 2.1 of this Agreement nor any document, written information, statement, financial statement, certificate or exhibit furnished or to be furnished to the Buyer by or on behalf of the Seller or any securityholder pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements or facts contained herein and therein not misleading in light of the circumstances under which they were made. There is no fact internal to the business of the Seller known to the Seller that has not been disclosed to the Buyer in writing that (i) is reasonably likely to result in a Material Adverse Effect or (ii) adversely affects or could adversely affect the ability of the Seller to perform its or their respective obligations under this Agreement or the Related Agreements.

(cc) KNOWLEDGE DEFINITION. As used in this Article 2, the term “best knowledge” and like phrases shall mean and include the knowledge, after due inquiry.

2.2. Intentionally left blank.

2.3. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Seller as set forth below.

(a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Buyer has delivered to the Seller true and complete copies of the Charter and by-laws of the Buyer. The Buyer is qualified to do business and is in good standing in each in jurisdiction in which the nature of its business requires it to be so qualified except where the failure to so qualify would not have a Material Adverse Effect.

(b) CAPITAL STOCK. The Buyer has provided to Seller a true and complete description of the authorized and outstanding shares of capital stock of the Buyer as of the Closing Date

11

(c) AUTHORITY. The execution, delivery and performance by the Buyer of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each of the Related Agreements to which the Buyer is a party are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and similar laws relating to or affecting the rights of creditors, generally. Neither the execution, delivery and performance by the Buyer of this Agreement and the Related Agreements to which the Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will in any respect (A) conflict with, (B) result in any violation of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, (E) result in the creation of any Encumbrance on or against any assets, rights or property of the Buyer, as the case may be, under any term, condition or provision of (x) any instrument or agreement to which the Buyer is a party, or by which the Buyer or any of its properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Buyer or any of its properties, assets or rights or (z) the Buyer’s Charter or by-laws, as amended through the date hereof, except with respect to clauses (x) or (y) above, any such conflict, violation, default, right of termination, amendment, cancellation or acceleration or Encumbrance which could not reasonably be expected to have a Material Adverse Effect. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the Related Agreements to which they are a party or the consummation of the transactions contemplated hereby or thereby, other than (i) the filing with the SEC of such reports and information under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of such documents with, and the obtaining of such orders from, various state securities and blue-sky authorities as are required in connection with the transactions contemplated hereby, and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made are not reasonably likely to result in a Material Adverse Effect or would materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement, (each of the filings set forth in clauses (i), (ii) and (iii) have been or will be made by the Buyer when due).

(d) ABSENCE OF CHANGES. Since inception through the date hereof, there has not been any material adverse change in the business, properties, operations or condition (financial or otherwise) of the Buyer (a “Buyer Material Adverse Change”); provided, however, that a change in the market price or trading volume of the common stock of Buyer shall not be deemed, in and of itself, to constitute a Buyer Material Adverse Change.

(e) BROKERS. Neither the Buyer, nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

12

ARTICLE 3.

INTENTIONALLY LEFT BLANK

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

13

ARTICLE 4.

CONDUCT AND TRANSACTIONS PRIOR

TO CLOSING DATE; ADDITIONAL AGREEMENTS

4.1. LEGAL CONDITIONS TO TRANSACTIONS. Each party hereto shall use its reasonable best efforts to comply promptly with all legal requirements that may be imposed on such party with respect to the transactions contemplated hereunder and will take all action necessary to cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the transactions contemplated hereunder. Each party hereto shall take all reasonable actions necessary (a) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party (or by the other parties) in connection with the taking of any action contemplated by this Agreement, (b) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such party to consummate the transactions contemplated hereby and (c) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

4.2. CONSENTS. Each party hereto shall use its best efforts, and the other parties shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the transactions contemplated hereby and to enable the Buyer to conduct and operate the business of the Seller as presently conducted and as proposed to be conducted.

4.3. EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, the parties hereto shall use their reasonable best efforts to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws and regulations, to consummate and make effective the transactions contemplated hereby and to satisfy or cause to be satisfied all conditions precedent that are set forth in Article 6 as soon as reasonably practicable.

4.4. NOTICE OF BREACH. Within a reasonable time period following such event, each party hereto shall notify the other parties in writing upon the occurrence of any act, event, circumstance or thing that would cause or result in a representation or warranty hereunder being untrue at the Closing, the failure of a closing condition to be achieved at the Closing, or any other breach or violation hereof or default hereunder.

4.5. SUPPORT OF TRANSACTION BY OFFICERS, DIRECTORS AND SHAREHOLDERS. Each party hereto shall use its reasonable best efforts to cause all of its officers, directors and sharholders, as the case may be, to support the transactions contemplated hereunder and to take all actions and execute all documents reasonably requested by the other parties hereto to carry out the intent of the parties with respect to the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

14

ARTICLE 5.

CONDITIONS PRECEDENT

5.1. CONDITIONS TO EACH PARTY’S OBLIGATIONS. The obligations of each party hereto to perform this Agreement is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by all parties hereto:

(a) APPROVALS. The Buyer and the Seller and their respective subsidiaries shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state securities laws.

(c) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Federal or state court or other Governmental Authority and remain in effect.

(d) LEGISLATION. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.

5.2. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to perform this Agreement is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Buyer at the Closing:

(a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The representations and warranties of the Seller set forth in Section 2.1 hereof shall be true and correct as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and the Buyer shall have received a certificate signed on behalf of the Seller by the CEO of the Seller to such effect.

(b) PERFORMANCE OF OBLIGATIONS OF THE SELLER. The Seller shall have performed in all material respects the obligations required to be performed by each of them under this Agreement prior to or as of the Closing Date, and the Buyer shall have received a certificate signed by the CEO of the Seller to that effect.

(c) CONSENTS AND APPROVALS. Duly executed copies of all consents and approvals contemplated by this Agreement, in form and substance satisfactory to the Buyer, shall have been delivered by the Seller.

(d) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. Copies of all consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by the Seller of this Agreement and the consummation by the Seller and each of the Shareholders of the transactions contemplated hereby, shall have been delivered by the Seller.

5.3. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to perform this Agreement to which they are a party are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Seller:

(a) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The representations and warranties of the Buyer set forth in Section 2.3 hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and the Seller shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer of the Buyer to such effect.

15

(b) PERFORMANCE OF OBLIGATIONS OF THE BUYER. The Buyer shall have performed in all material respects its obligations required to be performed by it under this Agreement prior to or as of the Closing Date and the Seller shall have received a certificate signed by the Chief Executive Officer of the Buyer to that effect.

(c) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. Copies of all consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby or thereby, shall have been delivered by the Buyer.

(e) PURCHASE PRICE. The delivery of the Consideration deliverable at the Closing Date in the manner and otherwise in accordance with Article 1 hereof, shall have been made by the Buyer.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

16

ARTICLE 6.

ADDITIONAL AGREEMENTS

6.1. RESTRICTIONS ON TRANSFER; LOCK UP.

(a) The Stock Consideration to be issued to the Seller at the Closing Date shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a “Transfer”) except upon the conditions specified in this Section 6.1, which conditions are intended to insure compliance with the provisions of the Securities Act. The Seller shall observe and comply with the Securities Act and the rules and regulations promulgated by the SEC thereunder as now in effect or hereafter enacted or promulgated, and as from time to time amended, in connection with any Transfer of the Stock Consideration beneficially owned by the Seller.

(b) The Seller agrees not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of the Stock Consideration (the “Lock-up Agreement”) until after one (1) year from the date hereof, except that (i) 16.6% of the Stock Consideration shall be released from the Lock-up Agreement each 30 day period commencing after the six (6) month anniversary of the Closing Date; (ii) the sale of the Stock Consideration in a privately negotiated transaction in which the buyer of such Stock Consideration enters a lock-up with the Parent containing identical terms as set forth in the Lock-up Agreement or (iii) written consent from the CEO of the Buyer in the event such release of the Lock Up Agreement is in the best interest of the Buyer’s public market.

(c) Each certificate representing the Stock Consideration issued to the Seller and each certificate for such securities issued to subsequent transferees of any such certificate shall (unless otherwise permitted by the provisions of Section hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR “BLUE-SKY” LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTIONS 1.1 AND 6.1 OF THE ASSET PURCHASE AGREEMENT DATED AS OF ________ __, 2014 AMONG GGI INC. AND GATE GLOBAL IMPACT CORP. AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. UPON THE FULFILLMENT OF CERTAIN OF SUCH CONDITIONS, GGI INC. HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF GATE IMPACT INC.”

(d) Notwithstanding anything contained in this Section 6.1 to the contrary, the Seller shall be permitted to transfer the Stock Consideration to the shareholders of the Seller or any other third party so long as such transferee shall agree to be subject to the restrictions set forth in this Section 6.1.

6.2. CONFIDENTIALITY. Each party hereto agrees that any information obtained by such party (the “Receiving Party”) pursuant to or in connection with this Agreement and the transactions contemplated hereby and thereby which may be proprietary or otherwise confidential to any other party hereto (the “Disclosing Party”) will not be disclosed by the Receiving Party without the prior written consent of the Disclosing Party. Each party further acknowledges and understands that any information obtained which may be considered “inside” non-public information will not be utilized by such party in connection with purchases and/or sales of the Parent’s shares of common stock except in compliance with applicable state and federal anti-fraud statutes.

17

6.3            AUDIT. If it is determined that Seller needs to be audited, Seller and the Shareholders shall cause an audit to be conducted for the Seller’s prior two (2) full fiscal years and reviewed interim financial statements for any relevant interim period with a view to complying with applicable Securities and Exchange Commission requirements for public companies and otherwise in scope satisfactory to Buyer, at Buyer’s sole expense. Such audit is to be conducted by an independent accounting firm that is qualified under the Public Company Accounting Oversight Board mutually acceptable to the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

18

ARTICLE 7.

INDEMNIFICATION

7.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

(a) “AFFILIATE” as to any person means any entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such person.

(b) “EVENT OF INDEMNIFICATION” shall mean the following:

(i) the untruth, inaccuracy or breach of any representation or warranty of the Seller (including the fact and circumstances underlying such untruth, inaccuracy or breach) contained in Section 2.1 of this Agreement, any Exhibit or Schedule hereto or any other document delivered in connection herewith or therewith (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(ii) intentionally left blank;

(iii) the breach of any agreement or covenant of the Seller contained in this Agreement , any Exhibit hereto or any other document delivered in connection herewith or therewith;

(iv) the untruth, inaccuracy or breach of any representation or warranty of the Buyer (including the fact and circumstances underlying such untruth, inaccuracy or breach) contained in Section 2.3 of this Agreement, any Exhibit or Schedule hereto or any other document delivered in connection herewith (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty) or

(v) the breach of any agreement or covenant of the Buyer contained in this Agreement, any Exhibit hereto or any document delivered in connection herewith.

(c) “INDEMNIFIED PERSONS” shall mean and include (A) with respect to an Indemnification Event described in subsections 7.1(b)(i) and 7.1(b)(iii) hereof (each a “Seller Event of Indemnification”), the Buyer and its Affiliates, successors and assigns, and the officers, directors and agents of the Buyer (the “Buyer Indemnified Persons”), or (B) with respect to an Indemnification Event described in subsections 7.1(b)(iv) and 7.1(b)(v) hereof (each, a “Buyer Event of Indemnification”), the Seller and their respective Affiliates, successors and assigns, and the respective officers, directors and agents of each of the foregoing (the “Seller Indemnified Persons”).

(d) “INDEMNIFYING PERSONS” shall mean and include (A) with respect to an Indemnification Event described in subsections 7.1(b)(i) and 7.1(b)(iii) hereof, the Seller and their respective successors, assigns, heirs and legal representatives and estates, as the case may be (the “Seller Indemnifying Persons”), , and (B) with respect to an Indemnification Event described in subsections 7.1(b)(iv) and 7.1(b)(v) hereof, the Buyer and its successors and assigns (the “Buyer Indemnifying Persons”).

(e) “LOSSES” shall mean any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’, accountants’ and experts’ fees) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Section 7.2 hereof that shall not exceed the amount of any consideration actually paid by such Indemnifying Parties provided for hereunder.

19

7.2. INDEMNIFICATION GENERALLY. Subject to Section 7.6 hereof, (a) the Seller Indemnifying Persons shall severally but not jointly indemnify the Buyer Indemnified Persons for, and hold each of them harmless from and against, any and all Losses arising from or in connection with any Seller Event of Indemnification that occurs on or the Buyer Indemnified Persons become aware of prior to June 30, 2016, and (b) the Buyer Indemnifying Persons shall jointly and severally indemnify the Seller Indemnified Persons for, and hold each of them harmless from and against, any and all Losses arising from or in connection with a Buyer Event of Indemnification that occurs on or the Seller Indemnified Persons become aware of prior to June 30, 2016.

7.3. ASSERTION OF CLAIMS. No claim shall be brought under Section 7.1 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons, as applicable, (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (b) written notice pursuant to Section 7.4 of any third party claim, the existence of which might give rise to such a claim but the failure so to provide such notice will not relieve the Indemnifying Persons from any liability that they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim). Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Section 7.2 hereof.

7.4. NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons, as applicable, of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, or any of them, stating the nature and basis of such Third Party Claim, and the amount thereof, to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Person and they were not otherwise aware of such action or claim).

(b) If the Indemnifying Person acknowledges in writing its obligation to indemnify the Indemnified Persons hereunder against any Losses that may result from such Third Party Claims, then the Indemnifying Person shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its reasonable choice if it gives notice to the Indemnified Persons within twenty (20) calendar days of the receipt of notice of such Third Party Claim from the Indemnified Persons of its intention to do so. If the Indemnifying Person elects to assume and control the defense of any such Third Party Claim, the Indemnified Persons shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Third Party Claim, but the fees and expenses of such counsel will be at the expense of the Indemnified Persons, unless (i) the Indemnifying Person has agreed to pay such fees and expenses, or (ii) the Indemnified Persons has been advised by its counsel that there may be one or more defenses reasonably available to it which are different from or additional to those available to the Indemnifying Person, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnification provided by this Article 7 will be paid by the Indemnifying Person. Expenses of counsel to the Indemnified Persons shall be reimbursed on a current basis by the Indemnifying Person if there is no dispute as to the obligation of the Indemnifying Person to pay such amounts pursuant to this Article 7. In the event the Indemnifying Person exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Persons shall cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person, at the Indemnifying Person’s expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Person. Similarly, in the event the Indemnified Persons is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Person shall cooperate with the Indemnified Persons in such defense and make available to it, at the Indemnifying Person’s expense, all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnified Persons. No such Third Party Claim, except the settlement thereof which involves the payment of money only (by a party or parties other than the Indemnified Persons) and for which the Indemnified Persons is released by the third party claimant and is totally indemnified by the Indemnifying Person, may be settled by the Indemnifying Person without the written consent of the Indemnified Persons. No Third Party Claim which is being defended in good faith by the Indemnifying Person shall be settled by the Indemnified Persons without the written consent of the Indemnifying Person.

20

7.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the further provisions of this Section 7.5, the respective representations and warranties of all parties shall survive the Closing Date until the applicable statute of limitation shall have expired (the “Survival Date”).

7.6. LIMITATION ON INDEMNIFICATION.

(i)            Anything to the contrary contained in this Article 7 notwithstanding, the Indemnifying Persons shall not be obligated to indemnify the Indemnified Persons pursuant to this Article 7 with respect to any Losses pursuant to Section 7.2 until the aggregate amount of such Losses exceeds fifty thousand dollars ($50,000) (the “Basket Amount”), whereupon the Indemnifying Persons shall be obligated to indemnify the Indemnified Persons for all Losses in excess of the Basket Amount:

.

(ii)            Each Indemnifying Person’s liability for any Losses shall be limited to the amount of such Losses net of the difference between any insurance proceeds received by the Indemnified Person in respect thereof minus the amount of premiums paid for such insurance by the Indemnified Person.

(iii)            Notwithstanding any other provision of this Agreement, Losses related to the matters set forth in Section 2.2(a) and Losses attributable to fraud, the indemnities set forth in this Section 7 shall be the exclusive remedies of the Indemnified Persons for any misrepresentation or breach of any representation or warranty or covenant or agreement contained in this Agreement.

7.7. RIGHT OF SET-OFF. At its sole discretion and without limiting any other rights of the Buyer under this Agreement or at law or equity, the Buyer may satisfy any Losses for which it is to be indemnified by the Seller in this Agreement in whole or in part by offset against any funds, securities, or other property payable by the Buyer to the Seller and neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to them.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

21

ARTICLE 8.

MISCELLANEOUS

8.1. EXPENSES. As used in this Agreement, “Transaction Costs” shall mean (a) with respect to the Buyer, all actual, out-of-pocket expenses incurred by such party to third parties, in connection with this Agreement and all other transactions provided for herein and therein, and (b) with respect to the Seller, all actual, out-of-pocket expenses incurred by such party to third parties, in connection with this Agreement and all other transactions provided for herein and therein, but shall not in any event include general overhead; the time spent by employees of such party internally; postage, telephone, telecopy, photocopy and delivery expenses of such party; permit and filing fees; and other non-material expenses that are incidental to the ordinary course of business. Each party hereto shall bear its own fees and expenses in connection with the transactions contemplated hereby.

8.2. ENTIRE AGREEMENT. This Agreement (including any Exhibits attached hereto), and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements or understandings, written or oral, among the parties with respect thereto.

8.3. DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.4. PUBLIC ANNOUNCEMENTS. The parties hereto agree that, to the maximum extent feasible, but subject, in the case of the Parent, to its public disclosure and, as to all parties, other legal and regulatory obligations, they shall advise and confer with each other prior to the issuance (and provide copies to the other party prior to issuance) of any public announcements, reports, statements or releases pertaining to the transactions contemplated hereunder. However, all parties acknowledge that this Agreement and a description of the transaction described herein will be filed with the Securities and Exchange Commission as an exhibit to applicable annual, quarterly and/or quarterly reports.

8.5. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile, with confirmation as provided above addressed as follows:

(a) if to the Buyer, to:

GGI Inc

c/o Investview, Inc.

54 Broad Street, Suite 303

Red Bank, New Jersey 07701

Attention: Dr. Joseph Louro, CEO

Telecopier:

with a copy (not constituting notice) to:

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Attention: Stephen M. Fleming

Telecopier: (516) 977-1209

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

22

(b) if to the Seller, to:

GATE Global Impact Corp.

157 Main Street

Cold Spring Harbor

Cold Spring Harbor, New York 11724

Attention: Vincent Molinari, CEO

(c) intentionally left blank.

(d) All such notices or communications shall be deemed to be received (i) in the case of personal delivery or facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent and (iii) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

8.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein (without regard to principles of conflicts of laws).

8.8. BENEFITS OF AGREEMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.9. PRONOUNS. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

8.10. AMENDMENT, MODIFICATION AND WAIVER. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by (i) the Buyer and (ii) the Seller; provided, however, that any party to this Agreement may waive any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.11. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.12. FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

23

8.13. CONSENT TO JURISDICTION; WAIVERS. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action (as defined below) arising out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby. Each of the parties hereto agrees to commence any Action relating hereto either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.5 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.13. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. For purposes of this Agreement, “Action” means any claim, action, suit or arbitration, or any other proceeding, in each instance by or before any Governmental Authority or any nongovernmental arbitration, mediation or other nonjudicial dispute resolution body.

8.14. WAIVER OF JURY TRIAL. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any Action relating to this Agreement or any transaction contemplated hereby or thereby, and for any counterclaim with respect thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

24

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the day and year first above written.

Investview GGI Inc

By: /s/ Dr. Joseph Louro

Name: Dr. Joseph Louro

Title: Director

GATE GLOBAL IMPACT INC

By: /s/ Vincent Molinari

Name: Vincent Molinari

Title: CEO

By: /s/ Joseph Latona

Name: Joseph Latona

Title: President

25

SCHEDULES

Schedule 1.1List of Assets

The GATEway Transaction Platform source code .net / wpf framework platform application

•            Visual Studio 2008 and Expression Blend 3, for fast, effective development

•            C# programming language for power and reliability

•            XAML (eXtensible Application Markup Language), for clean and powerful interface design

•            Windows Presentation Foundation (WPF) allows unprecedented customization of visual elements and styles, along with animation support

•            WCF Web Services, for fast, secure communication from users’ PCs to the central servers

Website with built in ” lite” platform linked to full application platform.

Microsoft SQL Server 2008 and servers

Platform database

GGI’s GATEway platform centralizes the way impact investments are sourced and funded and enables financing solutions to social challenges. The GATEway platform has been designed as a USA regulatory compliant architecture that conducts transactions in multiple currencies and languages and integrates portfolio management tools and informational content. In addition, the technology will be adapted as necessary to comply with regulations in other countries. The technology differentiates itself by offering customized impact measurement metrics, a tool to manage the performance of these types of investments.

Among the technology features are:

•            Connectivity - Designed for smooth interface and interaction with existing software systems and Protocols

•            Transparency - Allows for fully transparent and anonymous negotiations between trading counterparties

•            Regulatory compliance - Designed to meet or exceed all USA regulatory standards

•            Multilingual and multi-currency capabilities - Designed for global organizations with multiple Global locations

•            Mapping technology – Designed for targeting regional interests or investments

•            Portfolio Management Tools – Full reporting features allows for ease of use in creating Customizable reporting- 22

•            Benchmarking and metric reporting – Peer group benchmarks and reporting

Assignment of the Technology Development Agreement with Transfer Online

Schedule 1.1(a) Domain Names

www.gateglobalimpact.com

Schedule 1.1(d) Assumed Contracts

Assignment of the Technology Development Agreement with Transfer Online

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

26

Schedule 1.3 Payment of Cash Consideration. Seller has requested that the Cash Consideration be paid directly to the following parties:

a.	TranferOnline $ 100,000.00
b.	Prudential Insurance Of America $ 75,000.00
c.	American Express $24,000.00
d.	American Express $2,412.81
e.	Zwicker & Associates $4,600.00
f.	CSH Realty $10,253.02
g.	Law Firm of Steven Salami $6,850.00
h.	Verizon $1,608.05
i.	Go Daddy $318.00
j.	Verisign $254.25
k.	Verizon Mobile $1,472.65
l.	Articulate Communications $ 2,500.00
m.	Leverage PR $ $2,500.00
n.	Sam Gordon $ 2,000.00

Total Cash Consideration at closing $224,540.78

Stock Consideration shall be assigned by Seller to the following parties:

a.	239,500 Shares Transfer Online
b.	100,000 Shares Prudential Insurance company of America
c.	220,000 Shares to Vigorish LLC (David Paul)
d.	10,000 Shares OTD Ventures LLC (Randy Ramusack)
e.	10,000 Shares JBO Consulting LLC
f.	40,000 Shares Mintz Levin PC
g.	40,000 Shares Ellonoff Grossman PC
h.	10,000 Shares TBLI Group (Robert Rubenstein)
i.	50,000 Lincoln Partners LLC (Pat Sarma)
j.	3,000 Articulate Communications
k.	2,500 Leverage PR

Total Share Issuance 725,000

Royalty distributions

GATE Global Impact Shareholders will receive 10% of Gross revenue until $7,500,000 has been disbursed to shareholders. Per the schedule below

*Transfer Online acting as trustee will receive up 1.25% administration and servicing fees.

a.	$6,000,000 on a prorata basis to all shareholders not including Molinari and Latona owned shares.
b.	$625,000 Lincoln Partners – Pat Sarma
c.	$250,000 Prudential Insurance company of America
d.	$500,000 John PapaJohn
e.	$75,000 OTD Ventures – Consulting settlement
f.	$50,000 TBLI Group - Consulting settlement

27